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                                                                 Exhibit (h)(24)

                               GOLDMAN SACHS TRUST

                                 (SERVICE CLASS)

                                  SERVICE PLAN

                                 April 25, 2000


     WHEREAS, Goldman Sachs Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended;

     WHEREAS, the Trust has separate series or Funds, each of which is a separate pool of assets with its own investment policies (the "Funds") and each Fund may be divided into multiple separate classes including, in the case of certain Funds: Class A, Class B, Class C the Institutional Class and the Service Class;

     WHEREAS, the Trust, on behalf of the Service Class of each Fund that offers such shares, desires to adopt a Service Plan and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Service Plan will benefit each Fund and its shareholders; and

     WHEREAS, institutions (including Goldman, Sachs & Co.) ("Service Organizations") may act directly or indirectly as nominees and record holders of shares of beneficial interest of the Service Class ("Service Shares") for their respective customers who are or may become beneficial owners of such Service Shares (the "Customers"), provide services to other Service Organizations intended to facilitate or improve a Service Organization's services to its Customers with respect to the Funds and/or perform certain account administration and shareholder liaison services with respect to the Customers pursuant to Agreements between the Trust, on behalf of the Service Class of each Fund, and such Service Organizations (the "Agreements").

     NOW, THEREFORE, the Trust, on behalf of the Service Class of each Fund, hereby adopts this Service Plan (the "Plan") on the following terms and conditions:

     1. (a) The Trust, on behalf of each Service Class of each Fund, is authorized to pay each Service Organization the monthly or quarterly service fee specified in the Agreement with such Service Organization for (i) administration services and (ii) personal and account maintenance services performed and expenses incurred by the Service Organization in connection with such Fund's Service Shares. The fee paid for such services during any one year shall not exceed .50% of the average daily net asset value of the Service Shares of such Fund which are owned beneficially by the Customers of such Service Organization during the period; provided, however, that the fee paid for personal and account maintenance services and expenses shall not exceed .25% of the average daily net asset value of the Service Shares of such Fund which are owned beneficially by the Customers of such Service Organization during such period.

     (b) Administration services and expenses for which a Service Organization may be compensated and reimbursed under this Plan include, without limitation,
(i) acting or arranging for another party to act, as recordholder and nominee of all Service Shares beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to Service Shares owned by each Customer; (iii) processing and issuing confirmations concerning Customer
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orders to purchase, redeem and exchange Service Shares; (iv) receiving and transmitting funds representing the purchase price or redemption proceeds of such Service Shares; (v) providing services to Customers intended to facilitate or improve their understanding of the benefits and risks of, a Fund to Customers, including asset allocation and other industry services; (vi) facilitating the inclusion of a Fund in investment, retirement, asset allocation, cash management or sweep accounts or similar products or services offered to Customer by or through Service Organizations; (vii) facilitating electronic or computer trading and/or processing in a Fund or providing electronic, computer or other database information regarding a Fund to Customers; and (viii) performing any other services which do not constitute "personal and account maintenance services" within the meaning of the National Association of Securities Dealer's Inc.'s Conduct Rules.

     (c) Personal and account maintenance services and expenses for which a Service Organization may be compensated under this Plan include, without limitation, (i) providing facilities to answer inquiries and respond to correspondence with Customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Fund; (ii) acting as liaison between Customers and the Trust, including obtaining information from the Trust and assisting the Trust in correcting errors and resolving problems;
(iii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; (iv) responding to investor requests for prospectuses; (v) displaying and making prospectuses available on the Service Organization's premises; and (vi) assisting Customers in completing application forms, selecting dividend and other account options and opening custody accounts with the Service Organization.

     (d) Appropriate adjustments to payments made pursuant to clause (a) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust on behalf of a Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by the National Association of Securities Dealers, Inc.'s Conduct Rules. No Fund may compensate a Service Organization for services provided with respect to another Fund.

     2. This Plan shall not take effect as to any Fund until the Plan, together with any related agreements, has been approved for such Fund by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "non-interested Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

     3. This Plan shall remain in effect until May 1, 2001 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2.

     4. The President, Vice President, Treasurer or any Assistant Treasurer of the Trust shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and this Plan.

     5. This Plan may be terminated as to the Service Class of any Fund at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of the Service Class of such Fund.

     6. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved by a vote of at least a
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majority (as defined in the Act) of the outstanding voting securities of the
Service Class of such Funds except to the extent that the approval of another class of such Fund is required in accordance with Rule 18f-3 under the Act, in which case the approval of a majority (as defined in the Act) of the outstanding voting securities of such class shall also be required. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 2 hereof.

     7. While this Plan is in effect, the selection and nomination of the non-interested Trustees of the Trust shall be committed to the discretion of the non-interested Trustees.

     8. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     9. In the case of a Fund that offers more than one class of Shares, this Plan only relates to the Service Shares of such Fund and the fee determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Fund attributable to Service Shares. The obligations of the Trust and the Funds hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property allocable to Service Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

     IN WITNESS WHEREOF, the Trust, on behalf of the Service Class of each Fund, has executed this Service Plan as of the day and year first written above.


                                   GOLDMAN SACHS TRUST
                                   (on behalf of the Service Class of each Fund)


                                   By:  /s/ Douglas C. Grip
                                       -----------------------------------------
                                            Douglas C. Grip
                                            President of the Trust